Exhibit 99.1

FOR IMMEDIATE RELEASE	October 27, 2010
Media Contact: Joe Salkowski, (520) 884-3625	Page 1 of 9
Financial Analyst Contact: Jo Smith, (520) 884-3650

UNISOURCE ENERGY REPORTS THIRD QUARTER 2010 EARNINGS,
NARROWS 2010 EARNINGS GUIDANCE RANGE

•	UniSource Energy’s net income for the third quarter of 2010 was $54.9 million, or $1.36 per diluted share of common stock, compared with net income of $57.6 million, or $1.45 per diluted share, in the third quarter of 2009. Financial results from the third quarter of 2010 include $6 million of non-cash, non-operating after-tax charges at Millennium Energy Holdings, a subsidiary that holds UniSource Energy’s unregulated energy investments.

•	Earnings at UniSource Energy’s primary subsidiary, Tucson Electric Power (TEP), increased $3.7 million, or 7 percent, compared with the third quarter of 2009. Cost control efforts, benefits from the operation of Unit 4 at the Springerville Generating Station (SGS) and lower depreciation and amortization expense contributed to higher earnings at TEP.

•	UniSource Energy narrowed its 2010 earnings guidance range to $2.75 to $2.90 per diluted share from $2.75 to $3.00 per diluted share. The updated guidance range reflects the impact of net losses at Millennium during the first nine months of 2010.

Tucson, Ariz. – UniSource Energy Corporation (NYSE: UNS) today reported third quarter 2010 net income of $54.9 million, or $1.36 per diluted share of common stock, compared with $57.6 million, or $1.45 per diluted share, in the same period last year. For the nine months that ended September 30, 2010, UniSource Energy’s net income was $100.4 million, or $2.53 per diluted share of common stock, compared with net income of $93.8 million, or $2.40 per diluted share, in the first nine months of 2009.

UniSource Energy’s financial results primarily reflect those of TEP, which reported net income of $59.0 million in the third quarter of 2010, compared with net income of $55.3 million in the same period last year.

TEP’s retail kilowatt-hour (kWh) sales fell 0.3 percent compared with the third quarter of 2009. A year-over-year increase in sales to industrial and mining customers was offset by reduced residential and commercial sales. Although TEP’s service area experienced hotter than normal weather in the third quarter of 2010, there were 5 percent fewer cooling degree days than during the same period last year. For the first nine months of the year, TEP’s total retail kWh sales were down 1.0 percent compared with the same period in 2009.

“Our core utility businesses have performed very well,” said Paul Bonavia, Chairman, President and CEO of UniSource Energy. “We have carefully managed costs to reflect the level of sales while maintaining strong operating performance.” Bonavia continued, “The local economic conditions remain challenging, but we are seeing some signs of recovery.”

Seasonality of Earnings

The net income and results of operations of TEP as well as of UNS Gas and UNS Electric – operating subsidiaries of UniSource Energy Services (UES) – are seasonal in nature. TEP and UNS Electric typically record the majority of their net income during the second and third quarters, when hot weather contributes to higher energy consumption. TEP’s retail prices, which include higher rates for higher levels of energy use, also shift a larger share of the company’s earnings into those periods.

Energy demand from UNS Gas customers typically peaks during the winter. Accordingly, UNS Gas records the majority of its net income during the first and fourth quarters.

Tucson Electric Power

Retail kWh Sales

TEP’s retail kWh sales declined 0.3 percent in the third quarter of 2010 compared with the same period last year. Although hot weather lifted the number of cooling degree days to 12 percent above the 10-year average for the period, weather was less extreme than that experienced during the same period last year. Residential and commercial kWh sales were down 0.6 percent and 1.1 percent, respectively, while kWh sales to industrial and mining customers were up 0.3 percent and 1.9 percent, respectively compared with the third quarter of 2009.

Retail Revenues

Retail margin revenues decreased $1 million, or 0.5 percent, in the third quarter of 2010 compared with the third quarter of 2009. These revenues do not include a $7 million increase in customer surcharges used to fund renewable energy and energy efficiency programs or a $3 million decrease in charges to cover fuel and purchased power costs.

Long-Term Wholesale Revenues

Margin on long-term wholesale sales was $6 million, which is substantially the same as that of the third quarter of 2009.

Transmission Revenues

Revenues from the wholesale transmission of electricity were $4 million in the third quarters of 2010 and 2009.

Other Operating Expenses

TEP held its base O&M expense to $53 million in the third quarter of 2010, matching the same figure from the third quarter of 2009. Base O&M excludes costs directly offset by customer surcharges and third-party reimbursements.

Depreciation expense decreased by $3 million due primarily to new and lower depreciation rates for transmission assets and lower depreciation on Unit 4 at TEP’s H. Wilson Sundt Generating Station. Those savings were partially offset by depreciation related to new plant additions. Amortization expense decreased $1 million due to a decline in the balance of capital lease obligations.

Benefits of SGS Units 3 and 4

The December 2009 completion of SGS Unit 4 contributed to a $3 million increase in third-quarter rents and fees for the operations of SGS Units 3 and 4. Salt River Project (SRP) owns Unit 4, while Tri-State Generation and Transmission Association owns Unit 3. TEP operates all four units at the plant.

UNS Gas

UNS Gas reported a net loss of $1 million in the third quarter of 2010 and 2009. Retail therm sales were 1.1 percent below the third quarter of 2009.

UNS Electric

UNS Electric reported net income of $3 million in the third quarter of 2010 compared with $4 million in the third quarter of 2009. Higher O&M costs offset a 1.7 percent year-over-year increase in third-quarter retail kWh sales. Sales to mining and industrial customers were up 18.8 percent and 10.0 percent respectively, while sales to residential customers did not change compared to the same period last year. Weak economic conditions contributed to a 2.2 percent reduction in commercial sales compared to the same period last year.

In September 2010, the Arizona Corporation Commission (ACC) approved a base rate increase for UNS Electric of $7.4 million, or 4 percent, to cover increased capital and operating costs. The new rates took effect October 1, 2010. The ACC also approved the acquisition and inclusion of the Black Mountain Generating Station (BMGS) in UNS Electric’s rate base, subject to various conditions. UNS Electric currently purchases the plant’s output from sister company UniSource Energy Development. Upon its purchase, BMGS will be included in UNS Electric’s rate base through a revenue-neutral rate reclassification of approximately 0.7 cents per kWh from the base power supply rate to non-fuel base rates.

Millennium

Millennium recorded a $6 million loss in the third quarter of 2010 compared with no net income in the same period last year. Millennium’s results in the third quarter of 2010 include $5 million of income tax expense related to the write-off of deferred tax assets and a $1 million after-tax impairment loss related to its investments.

In the first nine months of 2010, Millennium recorded a net loss of $9 million, compared with net income of $4 million in the first nine months of 2009.

On September 30, 2010, Millennium’s investment balance was $22 million, including a $15 million note receivable plus interest of $1 million, and its cash balance was $3 million.

Net Income and Earnings Per Share Summary

	3rd Quarter		YTD Sep. 30,
Net Income	2010	2009	2010	2009
	-Millions-		-Millions-

Tucson Electric Power	$59.0	$55.3	$97.0	$81.2
UNS Gas	(1.0)	(1.3)	5.3	3.6
UNS Electric	3.3	3.6	8.2	5.9
Other (1)	(6.4)	0.0	(10.1)	3.1

Net Income	$54.9	$57.6	$100.4	$93.8

Avg. Basic Shares Outstanding (millions)	36.5	35.9	36.3	35.8
Avg. Diluted Shares Outstanding (millions)	41.1	40.5	40.9	40.4

	3rd Quarter		YTD Sep. 30,
Earnings Per UniSource Energy Share	2010	2009	2010	2009
Tucson Electric Power	$1.62	$1.54	$2.67	$2.27
UNS Gas	(0.03)	(0.04)	0.15	0.10
UNS Electric	0.09	0.10	0.23	0.16
Other (1)	(0.18)	0.00	(0.29)	0.09

Net Income per Basic Share	$1.50	$1.60	$2.76	$2.62

Net Income per Diluted Share (2)	$1.36	$1.45	$2.53	$2.40

(1)	Includes UniSource Energy on a stand-alone basis and results from Millennium Energy Holdings, Inc. and UniSource Energy Development, wholly-owned subsidiaries of UniSource Energy.

(2)	Stock options to purchase 227,000 and 395,000 shares of Common Stock were outstanding during the nine months ended September 30, 2010 and 2009, respectively, but were not included in the computation of diluted EPS because the stock options’ exercise prices were greater than the average market price of the Common Stock.

UniSource Energy believes the presentation of TEP, UNS Gas, UNS Electric and Other segment net income or loss on a per basic UniSource Energy share basis, which are non–GAAP financial measures, provides useful information to investors by disclosing the results of operations of its business segments on a basis consistent with UniSource Energy's reported earnings or losses.

Conference Call and Webcast

The company will host a conference call on Wednesday, October 27 at 10:00 a.m. EDT to discuss the financial results and outlook. To participate in the call, please dial in 5 to 10 minutes prior to the start time.

Dial-in number: (877) 582-0446
Reference code: 20481170

The conference call also can be heard live on UniSource Energy’s website. The webcast can be accessed at uns.com and will be available for replay for seven days.

Replay number: (800) 642-1687
Reference code: 20481170

In conjunction with this earnings announcement, UniSource Energy has provided detailed information on its performance during the third quarter of 2010. These materials have been filed with the Securities and Exchange Commission and are also available at uns.com.

UniSource Energy is a Tucson, Arizona-based company with consolidated assets of approximately $3.8 billion. UniSource Energy’s primary subsidiaries include Tucson Electric Power, which serves more than 400,000 customers in southern Arizona, and UniSource Energy Services, provider of natural gas and electric service for about 236,000 customers in northern and southern Arizona.
For more information about UniSource Energy and its subsidiaries, visit uns.com.

This release contains forward-looking information that involves risks and uncertainties, including factors that could affect UniSource Energy’s ability to reach the 2010 earnings guidance. These risks and uncertainties include, but are not limited to: state and federal regulatory and legislative decisions and actions; regional economic and market conditions, which could affect customer growth and energy usage; weather variations affecting energy usage; the cost of debt and equity capital and access to capital markets; the performance of the stock market and changing interest rate environment, which affect the value of the company’s pension and other postretirement benefit plan assets and the related contribution requirements and expense; unexpected increases in O&M expense; resolution of pending litigation matters; changes in accounting standards; changes in critical accounting estimates; the ongoing restructuring of the electric industry; changes to long-term contracts; the cost of fuel and power supplies; performance of TEP’s generating plants; and other factors listed in UniSource Energy’s Form 10-K and 10-Q filings with the Securities and Exchange Commission. The preceding factors may cause future results to differ materially from outcomes currently expected by UniSource Energy.

UNISOURCE ENERGY 2010 RESULTS
UniSource Energy Corporation
Comparative Condensed Consolidated Statements of Income

	Three Months Ended
(in thousands of dollars, except per share amounts)	September 30,		Increase / (Decrease)
(UNAUDITED)	2010	2009	Amount	Percent
Operating Revenues
Electric Retail Sales	$360,028	$348,938	$11,090	3.2
Electric Wholesale Sales	36,776	28,785	7,991	27.8
Gas Revenue	16,140	16,226	(86)	(0.5)
Other Revenues	25,824	20,290	5,534	27.3

Total Operating Revenues	438,768	414,239	24,529	5.9

Operating Expenses
Fuel	90,493	99,895	(9,402)	(9.4)
Purchased Energy	93,889	76,207	17,682	23.2
Transmission	3,380	2,356	1,024	43.5
Decrease to Reflect PPFAC/PGA Recovery	(12,373)	(15,403)	3,030	19.7

Total Fuel and Purchased Energy	175,389	163,055	12,334	7.6
Other Operations and Maintenance	88,936	79,549	9,387	11.8
Depreciation	32,450	35,246	(2,796)	(7.9)
Amortization	7,177	8,433	(1,256)	(14.9)
Taxes Other Than Income Taxes	11,334	11,098	236	2.1

Total Operating Expenses	315,286	297,381	17,905	6.0

Operating Income	123,482	116,858	6,624	5.7

Other Income (Deductions)
Interest Income	2,011	2,609	(598)	(22.9)
Other Income	1,362	1,899	(537)	(28.3)
Other Expense	(1,621)	(812)	(809)	(99.6)

Total Other Income (Deductions)	1,752	3,696	(1,944)	(52.6)

Interest Expense
Long-Term Debt	15,928	14,317	1,611	11.3
Capital Leases	11,616	12,504	(888)	(7.1)
Other Interest Expense Net of Interest Capitalized	(1,726)	544	(2,270)	N/M

Total Interest Expense	25,818	27,365	(1,547)	(5.7)

Income Before Income Taxes	99,416	93,189	6,227	6.7
Income Tax Expense	44,533	35,543	8,990	25.3

Net Income	$54,883	$57,646	$(2,763)	(4.8)

Weighted-Average Shares of Common Stock Outstanding (000)	36,533	35,928	605	1.7

Basic Earnings per Share	$1.50	$1.60	$(0.10)	(6.3)

Diluted Earnings per Share	$1.36	$1.45	$(0.09)	(6.2)

Dividends Declared per Share	$0.39	$0.29	$0.10	34.5

	Three Months Ended
Tucson Electric Power	September 30,		Increase / (Decrease)
Electric MWh Sales:	2010	2009	Amount	Percent
Retail Sales	3,026,232	3,035,953	(9,721)	(0.3)
Long-Term Wholesale Sales	223,728	125,919	97,809	77.7
N/M — Not Meaningful
Reclassifications have been made to prior periods to conform to the current period’s presentation.

UNISOURCE ENERGY 2010 RESULTS
UniSource Energy Corporation
Comparative Condensed Consolidated Statements of Income

	Nine Months Ended
(in thousands of dollars, except per share amounts)	September 30,		Increase / (Decrease)
(UNAUDITED)	2010	2009	Amount	Percent
Operating Revenues
Electric Retail Sales	$824,714	$817,490	$7,224	0.9
Electric Wholesale Sales	100,094	92,031	8,063	8.8
California Power Exchange (CPX) Provision for Wholesale Refunds	(2,970)	—	(2,970)	N/M
Gas Revenue	96,598	99,189	(2,591)	(2.6)
Other Revenues	76,053	55,169	20,884	37.9

Total Operating Revenues	1,094,489	1,063,879	30,610	2.9

Operating Expenses
Fuel	220,187	223,758	(3,571)	(1.6)
Purchased Energy	241,151	217,121	24,030	11.1
Transmission	8,688	7,607	1,081	14.2
Decrease to Reflect PPFAC/PGA Recovery	(35,335)	(5,083)	(30,252)	N/M

Total Fuel and Purchased Energy	434,691	443,403	(8,712)	(2.0)
Other Operations and Maintenance	258,979	243,432	15,547	6.4
Depreciation	95,773	109,601	(13,828)	(12.6)
Amortization	20,797	22,280	(1,483)	(6.7)
Taxes Other Than Income Taxes	35,559	35,915	(356)	(1.0)

Total Operating Expenses	845,799	854,631	(8,832)	(1.0)

Operating Income	248,690	209,248	39,442	18.8

Other Income (Deductions)
Interest Income	5,891	9,530	(3,639)	(38.2)
Other Income	8,499	16,284	(7,785)	(47.8)
Other Expense	(8,524)	(2,040)	(6,484)	N/M

Total Other Income (Deductions)	5,866	23,774	(17,908)	(75.3)

Interest Expense
Long-Term Debt	46,984	43,680	3,304	7.6
Capital Leases	35,124	36,762	(1,638)	(4.5)
Other Interest Expense Net of Interest Capitalized	(1,213)	631	(1,844)	N/M

Total Interest Expense	80,895	81,073	(178)	(0.2)

Income Before Income Taxes	173,661	151,949	21,712	14.3
Income Tax Expense	73,266	58,110	15,156	26.1

Net Income	$100,395	$93,839	$6,556	7.0

Weighted-Average Shares of Common Stock Outstanding (000)	36,321	35,829	492	1.4

Basic Earnings per Share	$2.76	$2.62	$0.14	5.3

Diluted Earnings per Share	$2.53	$2.40	$0.13	5.4

Dividends Declared per Share	$1.17	$0.87	$0.30	34.5

	Nine Months Ended
Tucson Electric Power	September 30,		Increase / (Decrease)
Electric MWh Sales:	2010	2009	Amount	Percent
Retail Sales	7,249,048	7,321,602	(72,554)	(1.0)
Long-Term Wholesale Sales	727,470	566,265	161,205	28.5
N/M — Not Meaningful
Reclassifications have been made to prior periods to conform to the current period’s presentation.

TUCSON ELECTRIC POWER COMPANY 2010 RESULTS
TUCSON ELECTRIC POWER COMPANY
Comparative Condensed Consolidated Statements of Income

	Three Months Ended
(in thousands of dollars)	September 30,		Increase / (Decrease)
(UNAUDITED)	2010	2009	Amount	Percent
Operating Revenues
Electric Retail Sales	$300,348	$297,418	$2,930	1.0
Electric Wholesale Sales	26,669	38,018	(11,349)	(29.9)
Other Revenues	27,559	21,753	5,806	26.7

Total Operating Revenues	354,576	357,189	(2,613)	(0.7)

Operating Expenses
Fuel	85,793	92,330	(6,537)	(7.1)
Purchased Power	47,909	52,999	(5,090)	(9.6)
Transmission	972	632	340	53.8
Decrease to Reflect PPFAC Recovery	(13,362)	(12,895)	(467)	(3.6)

Total Fuel and Purchased Energy	121,312	133,066	(11,754)	(8.8)
Other Operations and Maintenance	76,277	69,232	7,045	10.2
Depreciation	25,190	28,073	(2,883)	(10.3)
Amortization	8,153	9,646	(1,493)	(15.5)
Taxes Other Than Income Taxes	9,271	9,117	154	1.7

Total Operating Expenses	240,203	249,134	(8,931)	(3.6)

Operating Income	114,373	108,055	6,318	5.8

Other Income (Deductions)
Interest Income	1,725	2,367	(642)	(27.1)
Other Income	2,014	1,686	328	19.5
Other Expense	(826)	(702)	(124)	(17.7)

Total Other Income (Deductions)	2,913	3,351	(438)	(13.1)

Interest Expense
Long-Term Debt	10,223	8,829	1,394	15.8
Capital Leases	11,614	12,502	(888)	(7.1)
Other Interest Expense Net of Interest Capitalized	(1,683)	159	(1,842)	N/M

Total Interest Expense	20,154	21,490	(1,336)	(6.2)

Income Before Income Taxes	97,132	89,916	7,216	8.0
Income Tax Expense	38,139	34,639	3,500	10.1

Net Income	$58,993	$55,277	$3,716	6.7

N/M — Not Meaningful
Reclassifications have been made to prior periods to conform to the current period’s presentation.

TUCSON ELECTRIC POWER COMPANY 2010 RESULTS
TUCSON ELECTRIC POWER COMPANY
Comparative Condensed Consolidated Statements of Income

	Nine Months Ended
(in thousands of dollars)	September 30,		Increase / (Decrease)
(UNAUDITED)	2010	2009	Amount	Percent
Operating Revenues
Electric Retail Sales	$685,322	$675,190	$10,132	1.5
Electric Wholesale Sales	94,694	107,762	(13,068)	(12.1)
California Power Exchange (CPX) Provision for Wholesale Refunds	(2,970)	—	(2,970)	N/M
Other Revenues	81,066	59,055	22,011	37.3

Total Operating Revenues	858,112	842,007	16,105	1.9

Operating Expenses
Fuel	210,838	208,808	2,030	1.0
Purchased Power	103,766	112,416	(8,650)	(7.7)
Transmission	2,818	2,439	379	15.5
Decrease to Reflect PPFAC Recovery	(24,098)	(16,898)	(7,200)	(42.6)

Total Fuel and Purchased Energy	293,324	306,765	(13,441)	(4.4)
Other Operations and Maintenance	224,441	213,069	11,372	5.3
Depreciation	74,143	88,605	(14,462)	(16.3)
Amortization	23,963	25,934	(1,971)	(7.6)
Taxes Other Than Income Taxes	29,049	29,413	(364)	(1.2)

Total Operating Expenses	644,920	663,786	(18,866)	(2.8)

Operating Income	213,192	178,221	34,971	19.6

Other Income (Deductions)
Interest Income	5,111	9,176	(4,065)	(44.3)
Other Income	4,347	9,671	(5,324)	(55.1)
Other Expense	(2,425)	(1,616)	(809)	(50.1)

Total Other Income (Deductions)	7,033	17,231	(10,198)	(59.2)

Interest Expense
Long-Term Debt	30,255	27,232	3,023	11.1
Capital Leases	35,118	36,753	(1,635)	(4.4)
Other Interest Expense Net of Interest Capitalized	(1,641)	(289)	(1,352)	N/M

Total Interest Expense	63,732	63,696	36	0.1

Income Before Income Taxes	156,493	131,756	24,737	18.8
Income Tax Expense	59,514	50,527	8,987	17.8

Net Income	$96,979	$81,229	$15,750	19.4

N/M — Not Meaningful
Reclassifications have been made to prior periods to conform to the current period’s presentation.